Exhibit 10.1
712 Fifth Avenue
New York, New York 10019
(212) 957-5025

Robert F. Mehmel
President and Chief Operating Officer

July 28, 2015

Mr. Brian G. Harris
50 E. 89th Street
New York, NY 10128

Dear Brian:

I am pleased to provide you with this offer for the position of Senior Vice President and Chief Financial Officer of Griffon Corporation (“Griffon” or the “Company”). You will report to me, as Griffon’s President and Chief Operating Officer, or such other person as designated from time to time by Griffon’s Chief Executive Officer, and you will be located at Griffon’s New York, New York corporate offices.

The terms of the offer are as follows:

1.
Initial annual base salary of $340,000, payable in accordance with the Company’s standard payroll practices, effective as of your Effective Date. You will be eligible to receive salary increases at the conclusion of fiscal year 2015 and each year thereafter.

2.	Projected effective date of your appointment of August 1, 2015 (the “Effective Date”).

3.
Eligibility to participate in all Company welfare and tax-qualified benefit plans as are available generally to the Company’s other similarly situated executives. This includes all plans in which you are currently eligible to participate, as well as the Griffon Corporation and Affiliates Supplemental Health Benefits Plan for Senior Executives.

4.
You will be eligible for equity grants from time to time at the discretion of Griffon’s Compensation Committee.  It is expected that senior management will recommend to the Compensation Committee annually that you receive an equity grant with a value equal to no less than 125% of your base salary.  However, the Committee (and the Company) reserves the right to grant a higher or lower value or amount to you in its sole discretion (regardless of the value or amount granted to other senior executives), or to not award you any grant in a particular year, taking into account corporate performance, individual performance and other relevant developments or considerations. All equity grants will be subject to the customary terms contained in Griffon’s standard equity award agreements, as may be approved by the Compensation Committee from time to time.

5.
You will be eligible to receive an annual cash bonus, at the discretion of, and as determined by, the Compensation Committee. Your annual target bonus opportunity shall be equal to fifty percent (50%) of your base salary, and your maximum bonus opportunity shall be equal to one hundred percent (100%) of your base salary. The Committee may, if it desires, determine that your bonus in a particular year is based on one or more performance objectives. The actual amount of any bonus awarded to you in any particular year, regardless of the value or amount granted to other senior executives, shall be as determined by the Compensation Committee.

6.
You will be entitled to a monthly automobile allowance of $850, plus reimbursement of all reasonable expenses related to the use of one automobile, including insurance, gas, maintenance, repairs, and parking.

7.
The Company will use commercially reasonable efforts to provide you with term life insurance coverage, commencing no later than the sixtieth (60th) day after the Effective Date, with a face amount equal to three (3) times your base salary.  The Company’s obligation to obtain such coverage shall be subject to your submitting to a physical examination, if required, and otherwise cooperating with the underwriting process.  Subject to the above, the Company will apply for this insurance on or prior to the Effective Date, and such coverage shall continue during your employment with the Company.

8.	You will receive four (4) weeks of paid vacation per annum, to be taken in accordance with the Company’s standard vacation policy.

9.	All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

10.
Your employment will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason or no reason; provided, however, that you and the Company shall enter into a severance agreement (the “Severance Agreement”) that provides for benefits upon certain terminations as described below. The Severance Agreement shall be effective for one year (until August 1, 2016), and shall automatically renew for successive one-year terms, unless either party gives written notice to the other stating that such party is terminating the agreement, such notice to be provided at least 90 days prior to the end of the then current term. The initial term, together with any subsequent terms, shall be defined as the “Term.”

a.	Payments Upon Termination

i.
Upon termination by the Company without cause or by you for good reason, in either case, during the Term but other than within two years following a change in control, subject to the execution and effectiveness of a general release within 60 days of such termination and your compliance with the Restrictive Covenants (as defined below), you will receive monthly base salary continuation payments for eighteen (18) months, a bonus payment equal to your target bonus amount for the then current year, and eighteen (18) months of paid medical benefits.

ii.
Upon termination by the Company without cause or by you for good reason, in either case, during the Term and within two years following a change in control, subject to the execution and effectiveness of a general release within 60 days of such termination and your compliance with the Restrictive Covenants, you will receive (i) a lump sum payment equal to 2.5 times the sum of (A) your base salary and (B) the average of the annual bonuses paid to you over the prior three year period (provided that, once you receive an annual bonus in respect of fiscal year 2015 and prior to the time you receive an annual bonus in respect of fiscal year 2017, such average shall be computed based on the bonus or bonuses received in respect of fiscal years 2015 and 2016 only); (ii) a payment equal to the greater of your target bonus for the current year or the actual bonus you received for the fiscal year prior to the year of termination, in either case appropriately pro-rated for the days you were employed in the fiscal year of termination; and (iii) Company paid medical benefits until December 31st of the second calendar year following the year in which the termination occurs.

iii.
In the event the Company terminates you for disability during the Term, the Company shall pay you base salary continuation payments for six (6) months, plus a pro-rata target bonus for the year of termination, and six (6) months of paid medical benefits.

iv.	In the event your employment terminates due to your death, the Company shall pay your estate a pro-rata target bonus for the year of termination.

b.
Restrictive Covenants. During your employment and for eighteen (18) months following your employment, you shall not (i) solicit any of the Company’s employees or consultants, or those of any subsidiary, to leave the Company, (ii) solicit or encourage any vendor, client or prospective client to cease any relationship with the Company or any subsidiary, or (iii) provide services to, own, manage, or be employed by, any business that competes with one or more of the businesses of the Company’s subsidiaries as such businesses exist on the date of your termination; you shall also be subject to standard and reasonable confidentiality and non-disparagement restrictions (collectively, the “Restrictive Covenants”).

c.
The terms “cause” and “good reason” shall be defined in the same manner as they are defined in severance agreements for other Senior Vice Presidents that are party to a severance agreement with the Company.

11.	While you are employed by the Company, you will not engage in any other employment or business without the Company’s consent.

Congratulations on your promotion! We look forward to your continued contributions to Griffon’s success.

Sincerely,

/s/ Robert F. Mehmel

Robert F. Mehmel
President and Chief Operating Officer

Accepted and Agreed:

/s/ Brian G. Harris
Brian G. Harris